Boise Cascade Company	Exhibit 99.1
1111 West Jefferson Street, Suite 300
Boise, ID 83702

News Release

Investor Relations Contact - Wayne Rancourt 208 384 6073	Media Contact - Lisa Chapman 208 384 6552

For Immediate Release: May 7, 2020

Boise Cascade Company Reports First Quarter 2020 Results and Provides COVID-19 Business Update

BOISE, Idaho - Boise Cascade Company ("Boise Cascade," the "Company," "we," or "our") (NYSE: BCC) today reported net income of $12.2 million, or $0.31 per share, on sales of $1.2 billion for the first quarter ended March 31, 2020. First quarter 2020 results include $15.0 million and $1.7 million, respectively, of pre-tax accelerated depreciation and other curtailment related costs, or $0.32 per share after-tax, due to the previously announced permanent curtailment of I-joist production at our Roxboro, North Carolina, facility.

“As we respond to the impacts and uncertainties of COVID-19, our focus remains on the health and safety of our associates, followed by business continuity. At the same time, we are fortunate to have entered 2020 in a sound financial position,” commented Nate Jorgensen, CEO. “Our first quarter financial results were strong in both businesses, demonstrating the strength of our integrated business model. We will continue to take the necessary steps to preserve our financial position and effectively support our customers, and ultimately will strive to balance the priorities of the various stakeholders that depend on us."

For discussion of the impacts and our continued response to COVID-19, see 'Balance Sheet and Liquidity' and 'Outlook' below.

First Quarter 2020 Highlights

	1Q 2020	1Q 2019	% change
	(in thousands, except per-share data and percentages)
Consolidated Results
Sales	$1,170,534	$1,042,086	12%
Net income	12,200	11,389	7%
Net income per common share - diluted	0.31	0.29	7%
Adjusted EBITDA [1]	59,619	40,734	46%
Segment Results
Wood Products sales	$320,061	$319,523	—%
Wood Products income	3,763	11,630	(68)%
Wood Products EBITDA [1]	33,366	25,368	32%
Building Materials Distribution sales	1,049,997	907,708	16%
Building Materials Distribution income	29,302	17,517	67%
Building Materials Distribution EBITDA [1]	34,646	22,649	53%
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release.

In the first quarter 2020, total U.S. housing starts increased 22% compared to the same period last year. Single-family housing starts, the primary driver of our sales volumes, also increased 12%.

Wood Products

Wood Products sales, including sales to Building Materials Distribution (BMD), increased $0.5 million to $320.1 million for the three months ended March 31, 2020, from $319.5 million for the three months ended March 31, 2019. The modest increase in sales was driven primarily by higher sales volumes for I-joists and LVL (I-joists and LVL are collectively referred to as EWP). These increases were offset partially by decreases in sales prices and sales volumes for plywood. In addition, LVL net sales prices decreased and I-joists net sales prices were relatively flat compared with the prior year quarter.

Wood Products segment income decreased $7.9 million to $3.8 million for the three months ended March 31, 2020, from $11.6 million for the three months ended March 31, 2019. The decrease in segment income was due primarily to accelerated depreciation of $15.0 million and other closure-related costs of $1.7 million at our Roxboro, North Carolina facility, as well as lower plywood prices. These decreases were offset partially by lower manufacturing costs and higher EWP volumes.

Comparative average net selling prices and sales volume changes for EWP and plywood are as follows:

	1Q 2020 vs. 1Q 2019	1Q 2020 vs. 4Q 2019

Average Net Selling Prices
LVL	(2)%	—%
I-joists	1%	1%
Plywood	(7)%	6%
Sales Volumes
LVL	8%	8%
I-joists	14%	10%
Plywood	(5)%	1%

On February 20, 2020, we decided to permanently curtail I-joist production at our Roxboro, North Carolina facility by March 31, 2020. As a result of the curtailment, we recorded $15.0 million of accelerated depreciation during first quarter 2020 to fully depreciate the curtailed I-joist assets. In addition, we recorded $1.7 million of various closure-related costs.

Building Materials Distribution

BMD's sales increased $142.3 million, or 16%, to $1,050.0 million for the three months ended March 31, 2020, from $907.7 million for the three months ended March 31, 2019. Compared with the same quarter in the prior year, the overall increase in sales was driven by a sales volume increase of 17% offset partially by a sales price decrease of 1%. By product line, commodity sales increased 11%, general line product sales increased 23%, and sales of EWP (substantially all of which is sourced through our Wood Products segment) increased 14%.

BMD segment income increased $11.8 million to $29.3 million for the three months ended March 31, 2020, from $17.5 million in the comparative prior year quarter. The increase in segment income was driven primarily by a gross margin increase of $24.6 million, resulting from improved gross margins on commodity products and higher sales of general line products and EWP compared with first quarter 2019. This improvement was offset partially by increased selling and distribution expenses of $12.2 million.

Balance Sheet and Liquidity

Boise Cascade ended first quarter 2020 with $215.0 million of cash and cash equivalents and $345.4 million of undrawn committed bank line availability, for total available liquidity of $560.4 million. The Company had $439.9 million of outstanding debt at March 31, 2020, with no maturities prior to 2024.

On March 13, 2020, we entered into the sixth amendment to the Amended and Restated Credit Agreement (the Amendment) related to the Company's senior secured asset-based revolving credit facility and term loan. The Amendment extends the maturity date of the agreement from May 1, 2022, to the earlier of (i) March 13, 2025 and (ii) 90 days prior to the maturity of our $350 million of 5.625% senior notes due September 1, 2024 (or the maturity date of any permitted refinancing indebtedness in respect thereof). In addition, the Amendment reduces the maximum amount available for revolving loans under the agreement from $370.0 million to $350.0 million. The term loan within the Credit Agreement remains at $50.0 million.

In response to the impacts of COVID-19, we have reduced our planned capital spending for 2020 from our previously expected range of $85-to-$95 million to $50-to-$70 million. Included in our 2020 capital spending is the completion of the log utilization center improvement project at our plywood and veneer facility in Florien, Louisiana, as well as BMD's door shop expansion in Dallas, Texas. We have reduced discretionary spending in response to the COVID-19 impact. In addition, we have identified a number of other cash saving measures that may be implemented in the near term, the timing and extent of which will depend upon the depth and duration of COVID-19 and its impact on our operating results.

Although significant uncertainty remains regarding the impact of COVID-19 on our 2020 operating results and cash flows, we believe that our cash flows from operations, combined with our current cash levels and available borrowing capacity, will be adequate to fund debt service requirements and provide cash, as required, to support our ongoing operations, capital expenditures, funding of acquisitions, lease obligations, working capital, pension contributions, and to pay cash dividends to holders of our common stock over the next 12 months. We expect to fund our seasonal and intra-month working capital requirements in 2020 from cash on hand and, if necessary, borrowings under our revolving credit facility.

Dividends

On May 7, 2020, our board of directors declared a dividend of $0.10 per share on our common stock, payable on June 15, 2020, to stockholders of record on June 1, 2020.

Future dividend declarations, including amount per share, record date and payment date, will be made at the discretion of our board of directors and will depend upon, among other things, legal capital requirements and surplus, our future operations and earnings, general financial condition, contractual restrictions, and other factors that our board of directors may deem relevant.

Outlook

The full impacts of the global emergence of COVID-19 on our business and financial results are currently unknown. We are conducting business with modifications to our manufacturing production levels, mill and distribution center housekeeping and cleanliness protocols, employee travel, employee work locations, and virtualization or cancellation of certain sales and marketing events, among other modifications. We have observed other companies as well as various governmental agencies taking precautionary and preemptive actions to address COVID-19, and further actions may yet be taken that alter our normal business operations as well as those in our industry. The U.S. Department of Homeland Security (DHS) has designated the forest products industry, and thereby wood products manufacturing and building materials distribution, as part of the Essential Critical Infrastructure Workforce. However, state and local agencies are not mandated to follow the DHS designations, and in certain geographies across the U.S., additional restrictions have been imposed that further limit or preclude residential construction activity.

Given the current outlook and with sufficient inventory on hand, our Wood Products segment has implemented changes to reduce the volume of EWP and plywood it will produce. In April 2020, we temporarily curtailed or reduced operating schedules at essentially all of our manufacturing facilities, and we expect to continue temporary curtailment of certain operations until market conditions improve. All of our distribution facilities continue to operate, but at reduced activity levels, particularly at locations whose trade areas have been subject to additional state or local restrictions. We expect activity levels across our distribution network to continue to vary widely as COVID-19 impacts geographies across the U.S. to differing degrees and federal, state or local restrictions are implemented or rescinded. To date, we have not experienced disruptions to our supply chain and have been able to source the necessary raw materials and finished goods needed by our operations. We continue to actively monitor evolving developments and may take further actions that alter our business operations as may be required by federal, state or local authorities, or that we determine are in the best interests of our associates, customers, suppliers and stockholders.

Demand for the products we manufacture, as well as the products we purchase and distribute, is closely correlated with new residential construction in the U.S., which has been historically cyclical. To a lesser extent, demand for our products correlates with residential repair-and-remodeling activity and light commercial construction. The full impacts of the global emergence of COVID-19 on housing starts, residential repair-and-remodeling activity, and light commercial construction is uncertain. However, economists predict that housing starts will be negatively impacted compared to expectations prior to the COVID-19 outbreak. As of April 2020, the Blue Chip Economic Indicators consensus forecast for 2020 and 2021 single- and multi-family housing starts in the U.S. were 1.16 million and 1.25 million units, respectively, compared with actual housing starts of 1.29 million in 2019, as reported by the U.S. Census Bureau. Based upon current housing market indices, among other indicators, housing start levels for the second quarter of 2020 are likely to be below 1.00 million on a seasonally adjusted annual basis.

Although we believe that current U.S. demographics are supportive of higher levels of housing starts, we expect the economic consequences of COVID-19 to negatively impact residential construction. In particular, COVID-19 is expected to adversely affect the pace of household formation rates and residential repair-and-remodeling activity due to high unemployment rates, lower wages, low consumer confidence, prospective home buyers' lack of ability to view homes in person, prospective home buyers' access to and cost of financing, and housing affordability, as well as other factors. Household formation rates in turn will be a key factor behind the demand for new construction.

Robust construction activity in the first two months of 2020, as evidenced by seasonally adjusted annual rates of housing starts around 1.6 million, drove sharp increases in commodity products pricing that peaked in mid-March. However, concerns and uncertainty about the impacts of COVID-19 since then have negatively impacted residential construction activity and building products demand, resulting in curtailments of production across the industry and a sharp decline in commodity prices. Current composite panel and lumber prices are approximately 15% below the peaks of mid-March 2020 and are at similar levels to those experienced in second quarter 2019. We anticipate that commodity products pricing in the second quarter of 2020 will remain at current low levels, with the balance of the year subject to price volatility that will be dependent on the impact of COVID-19 on residential construction, industry operating rates, net import and export activity, transportation constraints or disruptions, inventory levels in various distribution channels, and seasonal demand patterns.

About Boise Cascade

Boise Cascade Company is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit the Company's website at www.bc.com.

Webcast and Conference Call

Boise Cascade will host a webcast and conference call to discuss first quarter earnings, and our continued response to the COVID-19 situation on Friday, May 8, 2020, at 11 a.m. Eastern.

To participate in the conference call, dial 844-795-4410 and use participant passcode 6587475 (international callers should dial 661-378-9637). To join the webcast, go to the Investor Relations section at www.bc.com and select the Event Calendar link.

A replay of the conference call will be available from Friday, May 8, 2020 at 2 p.m. Eastern through Friday, May 15, 2020 at 2 p.m. Eastern. Replay numbers are 855-859-2056 for U.S. callers and 404-537-3406 for international callers with a passcode of 6587475. The archived webcast will be available in the Investor Relations section of Boise Cascade's website.

Use of Non-GAAP Financial Measures

We refer to the terms EBITDA and Adjusted EBITDA in this earnings release and the accompanying Quarterly Statistical Information as supplemental measures of our performance and liquidity that are not required by or presented in accordance with generally accepted accounting principles in the United States (GAAP). We define EBITDA as income (loss) before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps.

We believe EBITDA and Adjusted EBITDA are meaningful measures because they present a transparent view of our recurring operating performance and allow management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. We also believe EBITDA and Adjusted EBITDA are useful to investors because they provide a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because they are frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. EBITDA and Adjusted EBITDA, however, are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income (loss), income (loss) from operations, or any other performance measure derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. The use of EBITDA and Adjusted EBITDA instead of net income (loss) or segment income (loss) have limitations as analytical tools, including: the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

This press release includes statements about our expectations of future operational and financial performance that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements preceded or followed by, or that otherwise include, the words "believes," "expects," "anticipates," "intends," "project," "estimates," "plans," "forecast," "is likely to," and similar expressions or future or conditional verbs such as "will," "may," "would," "should," and "could" are generally forward-looking in nature and not historical facts. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that could cause our actual results to differ materially from those projected, including, but not limited to, prices for building products, changes in the competitive position of our products, commodity input costs, the effect of general economic conditions, the effect of COVID-19, mortgage rates and availability, housing demand, housing vacancy rates, governmental regulations, unforeseen production disruptions, as well as natural disasters. These and other factors that could cause actual results to differ materially from such forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission including the risk of impairment of long-lived assets and goodwill due to the severity of the COVID-19 impact on the economy should it continue unabated. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.

Boise Cascade Company
Consolidated Statements of Operations
(in thousands, except per-share data)

	Three Months Ended
	March 31		December 31, 2019
	2020	2019

Sales	$1,170,534	$1,042,086	$1,101,713

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	992,270	897,822	939,375
Depreciation and amortization	35,332	19,217	20,501
Selling and distribution expenses	99,463	87,026	98,280
General and administrative expenses	16,084	16,675	19,008
Loss on curtailment of facility	1,669	—	—
Other (income) expense, net	169	(308)	(226)
	1,144,987	1,020,432	1,076,938

Income from operations	25,547	21,654	24,775

Foreign currency exchange gain (loss)	(873)	162	239
Pension expense (excluding service costs)	(387)	(299)	(272)
Interest expense	(6,421)	(6,437)	(6,596)
Interest income	655	492	1,066
Change in fair value of interest rate swaps	(2,314)	(983)	140
	(9,340)	(7,065)	(5,423)

Income before income taxes	16,207	14,589	19,352
Income tax provision	(4,007)	(3,200)	(4,705)
Net income	$12,200	$11,389	$14,647

Weighted average common shares outstanding:
Basic	39,163	38,884	39,093
Diluted	39,405	39,203	39,418

Net income per common share:
Basic	$0.31	$0.29	$0.37
Diluted	$0.31	$0.29	$0.37

Dividends declared per common share	$0.10	$0.09	$1.10

See accompanying summary notes to consolidated financial statements and segment information.

Wood Products Segment
Statements of Operations
(in thousands, except percentages)

	Three Months Ended
	March 31		December 31, 2019
	2020	2019

Segment sales	$320,061	$319,523	$296,286

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	274,034	283,030	261,611
Depreciation and amortization	29,603	13,738	14,589
Selling and distribution expenses	7,984	7,705	8,201
General and administrative expenses	3,012	3,628	3,962
Loss on curtailment of facility	1,669	—	—
Other (income) expense, net	(4)	(208)	(139)
	316,298	307,893	288,224

Segment income	$3,763	$11,630	$8,062

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	85.6%	88.6%	88.3%
Depreciation and amortization	9.2%	4.3%	4.9%
Selling and distribution expenses	2.5%	2.4%	2.8%
General and administrative expenses	0.9%	1.1%	1.3%
Loss on curtailment of facility	0.5%	—%	—%
Other (income) expense, net	—%	(0.1%)	—%
	98.8%	96.4%	97.3%

Segment income	1.2%	3.6%	2.7%

Building Materials Distribution Segment
Statements of Operations
(in thousands, except percentages)

	Three Months Ended
	March 31		December 31, 2019
	2020	2019

Segment sales	$1,049,997	$907,708	$986,969

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	917,841	800,200	859,102
Depreciation and amortization	5,344	5,132	5,331
Selling and distribution expenses	91,423	79,265	90,027
General and administrative expenses	6,135	5,694	6,365
Other (income) expense, net	(48)	(100)	(110)
	1,020,695	890,191	960,715

Segment income	$29,302	$17,517	$26,254

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	87.4%	88.2%	87.0%
Depreciation and amortization	0.5%	0.6%	0.5%
Selling and distribution expenses	8.7%	8.7%	9.1%
General and administrative expenses	0.6%	0.6%	0.6%
Other (income) expense, net	—%	—%	—%
	97.2%	98.1%	97.3%

Segment income	2.8%	1.9%	2.7%

Segment Information
(in thousands)

	Three Months Ended
	March 31		December 31, 2019
	2020	2019
Segment sales
Wood Products	$320,061	$319,523	$296,286
Building Materials Distribution	1,049,997	907,708	986,969
Intersegment eliminations	(199,524)	(185,145)	(181,542)
Total net sales	$1,170,534	$1,042,086	$1,101,713

Segment income
Wood Products	$3,763	$11,630	$8,062
Building Materials Distribution	29,302	17,517	26,254
Total segment income	33,065	29,147	34,316
Unallocated corporate costs	(7,518)	(7,493)	(9,541)
Income from operations	$25,547	$21,654	$24,775

Segment EBITDA (a)
Wood Products	$33,366	$25,368	$22,651
Building Materials Distribution	34,646	22,649	31,585

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(in thousands)

	March 31, 2020	December 31, 2019

ASSETS

Current
Cash and cash equivalents	$214,992	$285,237
Receivables
Trade, less allowances of $980 and $591	327,254	215,894
Related parties	585	568
Other	12,288	15,184
Inventories	536,314	497,596
Prepaid expenses and other	13,957	8,285
Total current assets	1,105,390	1,022,764

Property and equipment, net	455,506	476,949
Operating lease right-of-use assets	64,496	64,228
Finance lease right-of-use assets	22,325	21,798
Timber deposits	14,658	12,287
Goodwill	60,382	60,382
Intangible assets, net	17,492	17,797
Deferred income taxes	7,509	7,952
Other assets	7,609	9,194
Total assets	$1,755,367	$1,693,351

Boise Cascade Company
Consolidated Balance Sheets (continued)
(in thousands, except per-share data)

	March 31, 2020	December 31, 2019

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$307,224	$222,930
Related parties	2,431	1,624
Accrued liabilities
Compensation and benefits	56,379	83,943
Interest payable	1,782	6,723
Other	71,120	69,772
Total current liabilities	438,936	384,992

Debt
Long-term debt	439,915	440,544

Other
Compensation and benefits	41,953	45,586
Operating lease liabilities, net of current portion	58,367	58,029
Finance lease liabilities, net of current portion	23,919	23,419
Deferred income taxes	28,128	26,694
Other long-term liabilities	15,878	12,757
	168,245	166,485

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 44,564 and 44,353 shares issued, respectively	446	444
Treasury stock, 5,367 shares at cost	(138,909)	(138,909)
Additional paid-in capital	531,735	533,345
Accumulated other comprehensive loss	(50,033)	(50,248)
Retained earnings	365,032	356,698
Total stockholders' equity	708,271	701,330
Total liabilities and stockholders' equity	$1,755,367	$1,693,351

Boise Cascade Company
Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended March 31
	2020	2019
Cash provided by (used for) operations
Net income	$12,200	$11,389
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	35,859	19,788
Stock-based compensation	1,674	2,200
Pension expense	555	460
Deferred income taxes	1,197	1,313
Change in fair value of interest rate swaps	2,314	983
Loss on curtailment of facility (excluding severance)	1,438	—
Other	155	(49)
Decrease (increase) in working capital
Receivables	(108,229)	(75,606)
Inventories	(39,045)	(39,483)
Prepaid expenses and other	(3,205)	(1,883)
Accounts payable and accrued liabilities	55,629	29,810
Pension contributions	(726)	(469)
Income taxes payable	(2,111)	12,753
Other	(172)	1,835
Net cash used for operations	(42,467)	(36,959)

Cash provided by (used for) investment
Expenditures for property and equipment	(18,563)	(14,347)
Proceeds from sales of facilities	—	2,493
Proceeds from sales of assets and other	103	1,149
Net cash used for investment	(18,460)	(10,705)

Cash provided by (used for) financing
Dividends paid on common stock	(4,645)	(4,053)
Tax withholding payments on stock-based awards	(3,309)	(3,569)
Other	(1,364)	(181)
Net cash used for financing	(9,318)	(7,803)

Net decrease in cash and cash equivalents	(70,245)	(55,467)

Balance at beginning of the period	285,237	191,671

Balance at end of the period	$214,992	$136,204

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information presented herein do not include the notes accompanying the Company's Consolidated Financial Statements and should be read in conjunction with the Company’s 2019 Form 10-K and the Company's other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.

(a)
EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps. The following table reconciles net income to EBITDA and Adjusted EBITDA for the three months ended March 31, 2020 and 2019, and December 31, 2019:

	Three Months Ended
	March 31		December 31, 2019
	2020	2019
	(in thousands)
Net income	$12,200	$11,389	$14,647
Interest expense	6,421	6,437	6,596
Interest income	(655)	(492)	(1,066)
Income tax provision	4,007	3,200	4,705
Depreciation and amortization	35,332	19,217	20,501
EBITDA	57,305	39,751	45,383
Change in fair value of interest rate swaps	2,314	983	(140)
Adjusted EBITDA	$59,619	$40,734	$45,243

The following table reconciles segment income and unallocated corporate costs to EBITDA and adjusted EBITDA for the three months ended March 31, 2020 and 2019, and December 31, 2019:

	Three Months Ended
	March 31		December 31, 2019
	2020	2019
	(in thousands)
Wood Products
Segment income	$3,763	$11,630	$8,062
Depreciation and amortization	29,603	13,738	14,589
EBITDA	$33,366	$25,368	$22,651

Building Materials Distribution
Segment income	$29,302	$17,517	$26,254
Depreciation and amortization	5,344	5,132	5,331
EBITDA	$34,646	$22,649	$31,585

Corporate
Unallocated corporate costs	$(7,518)	$(7,493)	$(9,541)
Foreign currency exchange gain (loss)	(873)	162	239
Pension expense (excluding service costs)	(387)	(299)	(272)
Change in fair value of interest rate swaps	(2,314)	(983)	140
Depreciation and amortization	385	347	581
EBITDA	(10,707)	(8,266)	(8,853)
Change in fair value of interest rate swaps	2,314	983	(140)
Corporate adjusted EBITDA	$(8,393)	$(7,283)	$(8,993)

Total company adjusted EBITDA	$59,619	$40,734	$45,243